SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 1)1


                             SIGNATURE EYEWEAR, INC.
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                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
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                           (Title Class of Securities)

                                   826918 10 4
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                                 (CUSIP Number)

                               JANUARY 27, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


-------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 826918 10 4                   13G                   Page 2 of 6 Pages
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                         (1) The Weiss Family Trust
                         (2) Bernard Weiss
                         (3) Julie Heldman
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [ ]
                                                           (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

               (1) The Weiss Family Trust -- State of California
               (2) Bernard Weiss -- United States of America
               (3) Julie Heldman -- United States of America
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                          5   SOLE VOTING POWER

                           (1) The Weiss Family Trust -- 0
 NUMBER OF                 (2) Bernard Weiss -- 12,000
                           (3) Julie Heldman -- 12,000
  SHARES                 ------------------------------------------------------
                          6   SHARED VOTING POWER
BENEFICIALLY
                           (1) The Weiss Family Trust -- 2,090,972
OWNED BY EACH              (2) Bernard Weiss -- 2,090,972
                           (3) Julie Heldman -- 2,090,972
  REPORTING              ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
PERSON WITH
                           (1) The Weiss Family Trust -- 0
                           (2) Bernard Weiss -- 12,000
                           (3) Julie Heldman -- 12,000
                         ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                           (1) The Weiss Family Trust -- 2,090,972
                           (2) Bernard Weiss -- 2,090,972
                           (3) Julie Heldman -- 2,090,972

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CUSIP No. 826918 10 4                   13G                   Page 3 of 6 Pages
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               (1) The Weiss Family Trust -- 2,090,972
               (2) Bernard Weiss -- 2,102,972
               (3) Julie Heldman -- 2,102,972
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               (1) The Weiss Family Trust -- 41.1%
               (2) Bernard Weiss -- 41.3%
               (3) Julie Heldman -- 41.3%
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12   TYPE OF REPORTING PERSON*

               (1) The Weiss Family Trust -- OO
               (2) Bernard Weiss -- IN
               (3) Julie Heldman -- IN
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ITEM 1(A).     NAME OF ISSUER:

                    Signature Eyewear, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    498 North Oak Street
                    Inglewood, California  90302

ITEM 2(A).     NAME OF PERSON FILING:

                    (1) The Weiss Family Trust
                    (2) Bernard Weiss
                    (3) Julie Heldman

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    (1) The Weiss Family Trust
                        c/o Julie Heldman, Co-Trustee
                        Signature Eyewear, Inc.
                        498 North Oak Street
                        Inglewood, California 90302

                    (2) Bernard Weiss
                        Signature Eyewear, Inc.
                        498 North Oak Street
                        Inglewood, California 90302

                    (3) Julie Heldman
                        Signature Eyewear, Inc.
                        498 North Oak Street
                        Inglewood, California 90302

ITEM 2(C).     CITIZENSHIP:

                    (1) The Weiss Family Trust -- State of California
                    (2) Bernard Weiss -- United States of America
                    (3) Julie Heldman -- United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.001 per share

ITEM 2(E).     CUSIP NUMBER:

                    826918 10 4

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE
               13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING
               IS A:

                    Not Applicable

         (a)   [ ]  Broker or Dealer registered under Section 15 of the
                    Exchange Act.

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Exchange Act.

         (d)   [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act.

         (e)   [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with 13d-(b)(1)(ii)(F).

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

         (i)   [ ]  A church plan that is excluded from the definition
                    of an investment company under Section 3(c)(14) of the Investment Company Act.

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c),
          check this box.   [ ]

ITEM 4.   OWNERSHIP.

               Included in rows 5 through 9 and 11 on pages 2 and 3.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.  CERTIFICATIONS.

               Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            THE WEISS FAMILY TRUST

                                                      February 9, 2000
                                              ---------------------------------
                                                           (Date)

                                                      /S/ JULIE HELDMAN
                                              ---------------------------------
                                                         (Signature)

                                                  Julie Heldman, Co-Trustee
                                              ---------------------------------
                                                         (Name/Title)



                                            BERNARD WEISS

                                                      February 9, 2000
                                              ---------------------------------
                                                           (Date)

                                                     /S/ BERNARD WEISS
                                              ---------------------------------
                                                         (Signature)

                                                        Bernard Weiss
                                              ---------------------------------
                                                         (Name/Title)



                                            JULIE HELDMAN

                                                      February 9, 2000
                                              ---------------------------------
                                                           (Date)

                                                     /S/ JULIE HELDMAN
                                              ---------------------------------
                                                         (Signature)

                                                        Julie Heldman
                                              ---------------------------------
                                                         (Name/Title)
                                  Page 6 of 6